Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pfenex Inc.:

We consent to the use of our report dated March 15, 2017, with respect to the consolidated balance sheet of Pfenex Inc. as of December 31, 2016, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the year ended December 31, 2016, and the related financial statement schedule II, incorporated herein by reference.

/s/ KPMG LLP

San Diego, California
May 10, 2017